Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-197945, No.333-157670, and No.333-139192, and No.333-123802) and Form S-8/A (No. 333-139192) of China Finance Online Co. Limited, its subsidiaries, its variable interest entities (“VIEs”) and its VIE’s subsidiaries of our report dated May 17, 2021, with respect to the consolidated financial statements and financial statement schedule of China Finance Online Co. Limited, its subsidiaries, its variable interest entities and its VIE’s subsidiaries for the years ended December 31, 2020, which appears in this Form 20-F. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern

/s/ BDO China Shu Lun Pan Certified Public Accountants LLP

Beijing, China

May 17, 2021